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                                EXHIBIT 10.15

                             EMPLOYMENT CONTRACT

    By this Employment Contract (the "Contract"), CROSS-CONTINENT AUTO RETAILERS, INC. ("Employer"), a Delaware corporation, located at 1201 S. Taylor, Amarillo, Texas, employs R. WAYNE MOORE ("Employee"), whose mailing address is 2811 Parker, Amarillo, Texas 79109, who accepts employment on the following terms and conditions:

                                   ARTICLE 1

                              TERM OF EMPLOYMENT

    1.1 By this Contract, Employer employs Employee and Employee accepts employment with Employer for a period of three (3) years, beginning on February 18, 1997.

                                  ARTICLE 2

                                 COMPENSATION

    2.1 BASIC COMPENSATION. As compensation for all services rendered under this Contract, Employee shall be paid by Employer a salary of $150,000.00 for the first year; $155,000.00 for the second year; and $160,000.00 for the third year. Employee shall be paid in twelve equal monthly installments on the last day of each month during the period of employment. The amount paid is to be prorated for any partial employment period.

    2.2  STOCK OPTIONS.   Employer agrees to grant Employee the right and
option to purchase from the Company all or any part of an aggregate of 15,000 shares of non-qualified, common stock, priced at the fair market value (as defined in Employer's Amended and Restated 1996 Stock Option Plan) as of the date of Employee's executed Stock Option Agreement. This Option shall be exercised proportionately over a 5-year period, as defined in Employee's Stock Option Agreement.

                                      ARTICLE 3

                                  DUTIES OF EMPLOYEE

    3.1 DUTIES. Employee is employed as General Counsel of Cross-Continent Auto Retailers, Inc., with his office being located at 1201 S. Taylor, Amarillo, Texas.

    3.2 EXTENT OF SERVICES. Employee shall devote his entire productive time, ability, attention, and general energies to the business of Employer. During the term of this Contract, Employee shall not, directly or indirectly, render any services of a business, commercial, or professional nature to any other person or organization,

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whether or not for compensation, without the prior written consent of
Employer.  The exclusive remedy of Employer for Employee's breach of this section 3.2 shall be immediate discharge for cause.

                                  ARTICLE 4

                              EMPLOYEE BENEFITS

    4.1 HEALTH BENEFITS. Employer agrees to include Employee in the hospital, surgical, and medical benefit plan adopted by Employer.

    4.2 HEALTH INSURANCE PREMIUMS. Employee shall be reimbursed for fifty percent (50%) of Employee's health insurance premiums carried through Employer.

    4.3 RETIREMENT BENEFITS. Employee shall be eligible to participate in the Employer's retirement plan.

                                  ARTICLE 5

                REIMBURSEMENT OF EXPENSES INCURRED BY EMPLOYEE

    5.1 BUSINESS EXPENSES. Employee is authorized to incur reasonable business expenses for promoting the business of Employer, including expenditures for business entertainment and travel. Employer shall reimburse Employee for all such reasonable expenses upon Employee's monthly presentation and itemized account of the expenditures.

                                  ARTICLE 6

                          PROPERTY RIGHTS OF PARTIES

    6.1 TRADE SECRETS. During the term of employment, Employee will have access to and become familiar with various trade secrets, consisting of formulas, and compilations of information, records, and specifications owned by Employer and regularly used in the operation of the business of Employer. Employee must not disclose any such trade secrets, directly or indirectly, nor use them in any way, either during the term of this Contract or at any time thereafter, except as required in the course of his employment. All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of Employer, whether or not prepared by Employee, will remain the exclusive property of Employer and must not be removed from the premises of Employer under any circumstances without the prior written consent of Employer.

    6.2 RETURN OF EMPLOYER'S PROPERTY. On the termination of employment or whenever requested by Employer, Employee must immediately deliver to Employer all property in Employee's possession or under Employee's control belonging to Employer in good condition, ordinary wear and tear excepted.

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                                  ARTICLE 7

                            OBLIGATION OF EMPLOYER

    7.1 INDEMNIFICATION OF LOSSES OF EMPLOYEE. Employer shall indemnify Employee for all losses sustained by Employee as a direct result of the discharge of his duties required by this Contract, except for losses caused by Employee's gross negligence or willful misconduct.

    7.2  WORKING CONDITIONS.   Employer will provide Employee with an office
and clerical services, and any other facilities and services as are suitable to the Employee's position or required for the performance of his duties.

                                  ARTICLE 8

                                 TERMINATION

    8.1 TERMINATION BY EMPLOYER. In the event of fraud, insubordination, theft, or acts of moral turpitude, Employer has the right to terminate Employee immediately. The termination shall not prejudice any remedy that Employer may have at law or in equity. In the event that Employee is terminated for cause as provided in this paragraph 9.1, Employee will be entitled to no further compensation after the date of termination.

    8.2 EFFECT OF TERMINATION ON COMPENSATION. In the event of the termination of this Contract, without cause, prior to the completion of the term of employment specified in Article 1, Employee will be entitled to the Basic Compensation Employee would have received had he completed the terms of this Contract, provided for in paragraph 2.1.

                                  ARTICLE 9

                              GENERAL PROVISIONS

    9.1 NOTICES. All notices or other communications required under this Contract may be effected either by personal delivery in writing or by certified mail, return receipt requested. Notice shall be deemed to have been given when delivered or mailed to the parties at their respective addresses as set forth above or when mailed to the last address provided in writing to the other party by the addressee. Employer and Employee shall have the right from time to time to change their respective addresses by not less than ten (10) days' prior written notice to the other party.

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    9.2  ENTIRETY OF AGREEMENT.  This Contract supersedes all other agreements, either oral or in writing, between the parties to this Contract with respect to the employment of Employee by Employer. This Contract contains the entire understanding of the parties and all of the covenants and agreements between the parties with respect to the employment of Employee by Employer.

    10.3 GOVERNING LAW. The construction, enforcement, interpretation, and validity of this Contract shall be governed by the laws of the State of Texas.

    Executed this 18th day of February, 1997.



    EMPLOYER:           CROSS-CONTINENT AUTO RETAILERS , INC.


                             By:     /s/ Bill Gilliland
                                 ---------------------------------------
                                 Bill Gilliland,
                                 Chairman and Chief Executive Officer


    EMPLOYEE:                        /s/ R. Wayne Moore
                             -------------------------------------------
                                 R. Wayne Moore


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